August 12, 2015

Mary A. Cole, Esquire
U.S. Securities & Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549

Re:  T. Rowe Price Small-Cap Value Fund, Inc.

 on behalf of:

  T. Rowe Price Small-Cap Value Fund—I Class

 File Nos.: 002-43237/811-2215

 Post-Effective Amendment No. 57

Dear Ms. Cole:

I am counsel to T. Rowe Price Associates, Inc., which serves as the sponsor and investment adviser to the Fund and all outstanding series of the above-referenced registrant. In connection with the anticipated effectiveness of the Fund with the Commission, the registrant proposes to file the above-referenced Post-Effective Amendment to its registration statement pursuant to Rule 485(b) under the Securities Act of 1933.

I have reviewed the amendment to the registration statement and represent that it does not contain disclosures that, in my opinion, would render the amendment ineligible to become effective pursuant to Rule 485(b).

Sincerely,

/s/Brian R. Poole

Brian R. Poole

Vice President and Senior Legal Counsel, T. Rowe Price Associates, Inc.